                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              SPECTRAN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                              SPECTRAN CORPORATION
                            SPECTRAN INDUSTRIAL PARK
                                  50 HALL ROAD
                        STURBRIDGE, MASSACHUSETTS 01566
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

TO THE STOCKHOLDERS:

     Notice is hereby given that the Annual Meeting of the Stockholders of SpecTran Corporation (the "Company") will be held at The Fairmont Copley Plaza Hotel, 138 St. James Avenue, Boston, Massachusetts, on May 28, 1999, at 10:00 a.m. (local time), for the following purposes:

     1. To elect three Directors of the Company to hold office for a three-year term;

     2. To consider and vote upon the ratification of the reservation of 345,000 additional shares of the Company's authorized but unissued shares of Common Stock for issuance under the Company's Incentive Stock Option Plan;

     3. To consider and vote upon the ratification of the appointment of KPMG Peat Marwick, LLP as independent certified public accountants for the Company for the year January 1, 1999 through December 31, 1999; and

     4. To consider and to transact such other business as may properly come before the meeting or any adjournments thereof.

     A Proxy Statement describing matters to be considered at the meeting is attached to this Notice. Stockholders of record at the close of business on April 9, 1999 will be entitled to notice of and to vote at said meeting or any adjournments thereof.

     To ensure your representation at the meeting, please sign, date and return the enclosed form of Proxy in the envelope provided.

                                          By order of the Board of Directors,

                                          George J. Roberts
                                          Secretary

April 27, 1999

                              SPECTRAN CORPORATION
                            SPECTRAN INDUSTRIAL PARK
                                  50 HALL ROAD
                        STURBRIDGE, MASSACHUSETTS 01566
                            ------------------------

                                PROXY STATEMENT

                            ------------------------

     This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of SpecTran Corporation (the "Company") of Proxies of the stockholders to be voted at the Annual Meeting of Stockholders to be held on May 28, 1999 or at any adjournments thereof (the "Annual Meeting"). The approximate date of mailing this Proxy Statement is April 27, 1999.

     Only holders of shares of voting Common Stock, $.10 par value ("Common Stock"), of record at the close of business on April 9, 1999 will be entitled to vote at the Annual Meeting. The Common Stock is the Company's only voting security outstanding. On that date there were 7,003,850 outstanding shares of Common Stock, each of which is entitled to one vote.

     The Company also has an authorized class of Non-Voting Common Stock, $.10 par value. Except with respect to voting rights, shares of Non-Voting Common Stock are identical in all respects to shares of voting Common Stock. On April 9, 1999 there were no outstanding shares of Non-Voting Common Stock.

     Where a choice has been specified in a Proxy, the Proxy will be voted as specified. Each Proxy will be voted FOR each matter unless a contrary choice is specified as to that matter. If the accompanying Proxy is executed and returned, the stockholder may nevertheless revoke it at any time before the proxy is voted by timely delivery of a properly executed later-dated Proxy, delivering written notice of revocation to the Company's Secretary, or voting in person at the Annual Meeting.

     Proxies are being solicited by mail directly and through brokerage and banking institutions. The Company will pay all expenses in connection with the solicitation of Proxies. In addition to the use of the mails, Proxies may be solicited by Directors, officers, and employees of the Company, personally or by telephone, telegraph, facsimile machine or e-mail. The Company may reimburse brokers and other persons holding shares of the Company in their names, or in the names of nominees, for their reasonable expenses in sending materials to stockholders and obtaining their Proxies.

                             ELECTION OF DIRECTORS

     The Company currently has seven Directors in three classes serving staggered three-year terms. Class I, Class II and Class III currently have two, three and two Directors, respectively. Three Class II Directors are to be elected at the Annual Meeting to serve until the 2002 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. Directors will be elected by a majority of the votes cast by the holders of the shares of voting Common Stock of the Company voting in person or by proxy at the Annual Meeting.

     The persons listed below have been nominated by the present Board of Directors. All the nominees are presently members of the Board of Directors of the Company and the Board of Directors knows of no reason why any of the nominees will be unable to serve. The persons named as Proxies in the accompanying Proxy intend to vote for these nominees or, if any of them will be unable to serve (the Board has no present knowledge of such fact), will vote for substitute nominees which the Board of Directors may propose.

INFORMATION WITH RESPECT TO NOMINEES FOR ELECTION AS DIRECTORS AND DIRECTORS WHOSE TERMS ARE NOT EXPIRING.

     Set forth below are the names and ages of the nominees for Class II Directors and the continuing Directors of Class III and Class I whose terms are not expiring, their principal occupations at present and for at least the past five years and certain Directorships held by each. The terms of the Class III and Class I Directors expire in 2000 and 2001, respectively.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE THREE NOMINEES
                                 LISTED BELOW.

NAME, PRESENT POSITION WITH THE
COMPANY, AND BUSINESS EXPERIENCE                              AGE   DIRECTOR SINCE
--------------------------------                              ---   --------------
CLASS II -- (TERM EXPIRES IN 1999)
LILY K. LAI, Ph.D...........................................  57     March 1995
  Director
     Dr. Lai is President and Chief Executive Officer of
First American Development Corporation, a management
consulting and international business development company,
and a Board member of several companies and universities.
Previously, Dr. Lai headed the Corporate Planning and
Development Department at Pitney Bowes, Inc. from 1989 to
1993. She was the Chief Financial and Planning Officer and
the Vice President of Asia/Pacific Operations at U.S. West
International from 1987 to 1989. Dr. Lai worked for AT&T
from 1971 to 1987 in various management positions including
Director of Corporate Strategy and Development (1983-1986)
responsible for AT&T's global business development
activities, and Director of International Public Affairs and
Public Relations (1986-1987) responsible for managing AT&T's relationships with all international constituents
(governments, partners, trade associations, press,
advertising agencies, employees, etc.). Dr. Lai is also a
Director of the Company's wholly-owned subsidiaries,
SpecTran Specialty Optics Company and SpecTran Communication
Fiber Technologies, Inc. Dr. Lai is an MIT Sloan Fellow and
holds a Ph.D. and an M.A. in Economics from the University
of Wisconsin-Madison, as well as a B.S. and a M.S. in
Agricultural Economics from the National Taiwan University
and the University of Kentucky, respectively.
IRA S. NORDLICHT............................................  50    February 1986
  Director
     Mr. Nordlicht is a founding partner of the law firm of
Nordlicht & Hand, which provides legal services to the
Company. See "Compensation Committee Interlocks and Insider
Participation." Prior to entering the private practice of
law, Mr. Nordlicht served as Counsel and Foreign Policy
Advisor to the Chairman, U.S. Senate Foreign Relations
Committee, counsel to the U.S. Senate Foreign Relations
Subcommittee on Foreign Economic Policy and Senior Trial
Attorney for the Federal Trade Commission. From 1980-1982 he
served as a Secretary of Energy appointee to the National
Petroleum Council. Mr. Nordlicht is also a Director of the
Company's wholly owned subsidiaries, SpecTran Specialty
Optics Company and SpecTran Communication Fiber
Technologies, Inc. He holds a B.A. in Economics from Harpur
College (State University of New York at Binghamton) and a
J.D. from New York University School of Law. In June 1997,
Mr. Nordlicht was named Legal Advocate of the Year by the
U.S. Small Business Administration for his work in helping
to create the Angel Capital Electronic Network, a means of
financing small businesses using the Internet. Mr. Nordlicht is also a Director of The Fund for Peace, a non-profit
foreign policy association.

NAME, PRESENT POSITION WITH THE
COMPANY, AND BUSINESS EXPERIENCE                              AGE   DIRECTOR SINCE
--------------------------------                              ---   --------------
ROBERT A. SCHMITZ...........................................  58      July 1998
  Director
     Prior to forming his own private investment firm in
early 1998, Mr. Schmitz was a managing director of Trust
Company of the West, one of the nation's largest investment
counseling firms, serving five years as a senior partner of
TCW Capital, the firm's private equity group. In this
capacity, Mr. Schmitz was directly responsible for several
new investments, led two successful build-ups of existing
portfolio companies and orchestrated several restructurings
and turnarounds. He also provided administrative oversight
for an investment portfolio of 22 companies. Mr. Schmitz
served on the Board of Directors of eleven companies at TCW
Capital. Mr. Schmitz has also been an advisor to a
specialized investment firm that co-invests with Soros Fund
Management and as such helped the firm's founder identify
and evaluate investment opportunities in public and private
companies. From 1983 to 1989, Mr. Schmitz was chairman and
chief executive officer of Richard D. Irwin, Inc. a
wholly-owned textbook publishing subsidiary of Dow Jones &
Co. He also served as a vice president of Dow Jones and a
member of its management committee. At McKinsey & Company
from 1970 to 1982, Mr. Schmitz directed strategy,
organization and diversification assignments for CEOs of
large companies in the U.S. and overseas, and managed the
firm's worldwide financial strategy practice. He was elected a principal of the firm in 1976. Mr. Schmitz is also a
Director of the Company's wholly-owned subsidiary, SpecTran
Specialty Optics Company. Mr. Schmitz graduated from the
University of Michigan in 1963 with a B.A. in Economics and
earned an M.S. in Business from the Sloan School of
Management at the Massachusetts Institute of Technology in
1965.
CLASS III -- (TERM EXPIRES IN 2000)
JOHN E. CHAPMAN.............................................  44    January 1994
  President, SpecTran Communication Fiber Technologies,
  Inc., Senior Vice President -- Technology, SpecTran
  Corporation and Director
     Mr. Chapman, appointed in October 1995 President of
SpecTran Communication Fiber Technologies, Inc., a
wholly-owned subsidiary of the Company, is also Senior Vice
President -- Technology, SpecTran Corporation. Mr. Chapman
joined the Company in July 1983 as a Project Leader working
on the development of automated test equipment. In July 1985 he assumed the position of Director of Equipment Technology
and in October 1986 became Director of Quality Assurance and
Management Information Systems. Mr. Chapman was appointed
Director of Manufacturing and then Vice President of
Manufacturing and Engineering in December 1987, and in May
1990 was appointed Senior Vice President of Manufacturing
and Technology. Mr. Chapman was appointed Chief Operating
Officer, Executive Vice President and Director of the
Company in January 1994. After the reorganization of the
Company in 1995, Mr. Chapman was appointed to the positions
he holds presently. Mr. Chapman is also a Director of the
Company's wholly-owned subsidiaries, SpecTran Specialty
Optics Company and SpecTran Communication Fiber
Technologies, Inc. Prior to joining the Company he was
employed by Valtec Corporation, an optical fiber
manufacturer and cabler, from March 1979 in various
engineering positions related to the design of optical fiber and the development of special optical measurement
equipment. Mr. Chapman holds a B.S. degree in Physics from
the University of Lowell and an M.S. degree in Electrical
Engineering from Northeastern University.

NAME, PRESENT POSITION WITH THE
COMPANY, AND BUSINESS EXPERIENCE                              AGE   DIRECTOR SINCE
--------------------------------                              ---   --------------
RICHARD M. DONOFRIO.........................................  60      May 1993
  Director
     Mr. Donofrio is a retired Senior Vice President of
Southern New England Telecommunications Corporation (SNET)
based in New Haven, Connecticut. During his 32 year career
with SNET, as part of the Bell System, he served in
increasingly responsible operating and executive positions
at SNET and AT&T Corp until his retirement in May 1993. At
SNET, Mr. Donofrio served as Vice President of Revenue
Requirements and Regulatory, as well as Vice President of
Human Resources. During more recent years, he held a number
of Senior and Group Vice President positions, and served as
President of SNET Diversified Group. He also served a term
as President of LIGHTNET, an SNET and CSX Corp. joint
venture which constructed and operated an extensive fiber
optics telecom network in the eastern half of the U.S. While at AT&T Corporate headquarters in New York, he was a
Division head in the Marketing Plans Dept. and in the
Federal Relations Dept. His other affiliations include: Past
President of United Way of New Haven, Board of Directors of
the University of New Haven, Griffin Health Services Corp.
and National Engineering Consortium. Mr. Donofrio is also a
Director of the Company's wholly-owned subsidiaries,
SpecTran Specialty Optics Company and SpecTran Communication
Fiber Technologies, Inc., and General Photonics, LLC, the
Company's joint venture with General Cable Corp. Mr.
Donofrio holds a B.S. degree in Economics from Norwich
University, and attended the M.B.A. program at the
University of Hartford.
CLASS I -- (TERM EXPIRES IN 2001)
CHARLES B. HARRISON.........................................  61      July 1997
  President, Chief Executive Officer and Chairman of the
  Board or Directors
     Mr. Harrison was appointed President and Chief
Executive Officer of the Company April 13, 1998 and is also
Chief Executive Officer of each of the Company's
wholly-owned subsidiaries. Mr. Harrison is a Director of
each of its wholly-owned subsidiaries and of General
Photonics, LLC, the Company's joint venture with General
Cable Corporation, and became Chairman of the Board of
Directors of the Company on January 1, 1999. Previously, Mr.
Harrison served as an Engineering and Management Consultant
to Rockwell International on a number of programs. Among
other consulting assignments for Rockwell, he served in
Moscow from December 1995 to July 1996 as Senior Executive
of CIS affairs. Mr. Harrison retired from Rockwell
International as Corporate Vice President Engineering in
April 1995. In the two years preceding his retirement, Mr.
Harrison served as Corporate Vice President Engineering,
having primary responsibility for engineering and research
activities across Rockwell's Aerospace and Defense
operations with a special focus on identifying opportunities and establishing joint U.S./Russian defense conversion
projects. From 1991 to 1993, he served as Vice President of
Advanced Technology and Engineering for Defense Electronics
responsible for research, product development, and large
systems engineering contracts in Rockwell's five defense
related divisions. During this time, he also had the senior
executive responsibility for Rockwell's Electro Optics
Center. From 1984-1991, he served as Chief Technology
Officer and as Vice President of the Network for Southern
New England Telephone (SNET) directing the conversion to all electronic switching and fiber optic backbone and local
transmission systems. He also served for two years as
President of Sonecor Systems for SNET. From 1968-1984 he
held increasingly responsible positions with Collins
Radio/Rockwell International concluding as Vice President
and General Manager Switching Systems Division. Mr. Harrison
received a B.S. degree in Electrical Engineering from
Oklahoma State University, and a M.S. degree in Engineering
from Southern Methodist University.

NAME, PRESENT POSITION WITH THE
COMPANY, AND BUSINESS EXPERIENCE                              AGE   DIRECTOR SINCE
--------------------------------                              ---   --------------
PAUL D. LAZAY, Ph.D.........................................  59     March 1987
  Director
     Dr. Lazay is currently an advisor to and investor in
technology based companies. Prior to September 1997 he was
the CEO and Director of Advanced Telecommunications Modules,
Ltd. of Cambridge, UK and Santa Clara, CA. From April 1995
to December 1996 he was General Manager and Vice President
of Cisco Systems, responsible for its ATM Switching Division in Chelmsford, MA. Dr. Lazay was a consultant to technology
companies from October 1993 to April 1995. Prior to this he
served as President, Chief Executive Officer and Director of
Telco Systems, Inc., a designer of high speed digital fiber
optic transmission terminals and multiplexing equipment,
until October 1993. Prior to joining Telco Systems in May
1986 as Vice President of Engineering, Dr. Lazay spent four
years with ITT's Electro-Optical Products Division, first as
Director of Fiber Optic Development and then as Vice
President, Director of Engineering. From 1969 until 1982 he
worked for Bell Telephone Laboratories, assuming a number of increasingly responsible positions at its Material Research
Laboratory. Dr. Lazay is also a Director of the Company's
wholly-owned subsidiaries, SpecTran Specialty Optics Company and SpecTran Communication Fiber Technologies, Inc. He holds a B.S. degree from Trinity College and a Ph.D. degree in
Physics from the Massachusetts Institute of Technology.

     Information concerning ownership of the Company's equity securities by the nominees, as well as the other Directors, is contained below under the caption "Principal Stockholders and Other Information."

                 COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS

     There are three standing committees of the Board of Directors: the Audit and Finance Committee, the Compensation and Incentive Stock Option Committee, and the Nominating Committee.(1) The Audit and Finance Committee, composed of all of the Company's current outside Directors, Dr. Lazay, Chair of the Committee, Dr. Lai and Messrs. Nordlicht, Donofrio, and Schmitz, confers with KPMG Peat Marwick, LLP, the Company's external auditors, regarding the scope and results of their audits and any recommendations they may have with respect to internal accounting controls and other matters related to accounting and auditing, and advises the Board of Directors with regard to financial matters referred to it from time to time by the Directors. The Company's outside Directors, with Mr. Donofrio serving as Chair of the Committee, also comprise the Compensation and Incentive Stock Option Committee which administers the Company's Incentive Stock Option Plan, reviews and recommends executive compensation and administers the Company's executive compensation plans.(2) The Nominating Committee, the members of which are Drs. Lazay and Lai and Mr. Donofrio(3), recommends persons for nomination by the Board of Directors for

---------------

(1) On May 29, 1998, the Finance Committee, composed of Dr. Raymond E. Jaeger and Dr. Lily K. Lai, and Messrs. Bruce A. Cannon and Richard M. Donofrio, and the Audit Committee, composed of all of the Company's outside Directors (Drs. Lazay and Lai, and Messrs. Nordlicht and Donofrio), were consolidated into the Audit and Finance Committee, composed solely of the outside directors. Mr. Harrison had served on the Audit Committee until his appointment as President and Chief Executive Officer of the Company on April 13, 1998. Mr. Schmitz became a member of the Audit and Finance Committee in July 1998 after his appointment as a Director of the Company.

(2) Mr. Harrison served on the Compensation and Incentive Stock Option Committees until his appointment as President and Chief Executive Officer of the Company on April 13, 1998. Mr. Schmitz became a member of the Compensation and Incentive Stock Option Committee in July 1998 after his appointment as a Director of the Company.

(3) Mr. Nordlicht served on the Nominating Committee until July 23, 1998.

Directorships. The Nominating Committee will consider candidates proposed by security holders. Generally, candidates must be highly qualified and be both willing and affirmatively desirous of serving on the Board. They should represent the interests of all security holders and not those of a special interest group. A security holder wishing to nominate a candidate should forward the candidate's name and a detailed background of the candidate's qualifications to the Secretary of the Company during the Company's last fiscal quarter.

     During the year ended December 31, 1998, the Board of Directors met thirteen times, the Audit Committee met once, the Finance Committee did not meet, the Audit and Finance Committee met three times, the Nominating Committee did not meet, and the Compensation and Incentive Stock Option Committee met eight times. During 1998 each Director attended at least seventy-five percent of the aggregate of (1) the total number of meetings of the Board of Directors and
(2) the total number of meetings held by all committees of the Board on which he or she served.

                    EXECUTIVE OFFICERS OF THE COMPANY NOT A
                        DIRECTOR OR NOMINEE FOR DIRECTOR

     The following table sets forth certain information about the executive officers of the Company or its subsidiaries who are not a Director or nominee for Director.

                                                              AGE
                                                              ---
GEORGE J. ROBERTS...........................................  53
  Senior Vice President, Chief Financial Officer, Secretary
  and Treasurer
     Mr. Roberts joined the Company as Senior Vice
President, Chief Financial Officer, Secretary and Treasurer
as of April 1, 1999. From 1996 to that time he served as
Senior Vice President, Chief Financial Officer, Treasurer
and Chief Operation Officer for the Microelectronics &
Computer Technology Corporation, a unique consortium of 10
major U.S. corporations cooperating in the areas of
information technology to gain a sustainable competitive
advantage over foreign competition. For the preceding 30
years Mr. Roberts held a number of positions at the General
Electric Company, with his last position being Vice
President, Finance and Controller of Systems Support
Services of GE Capital's Technology Management Services
Business. He has a B.S., Finance from Siena College and
completed Graduate Studies in Global Business Management at
Insead Institute, France.
MARTIN V. SEIFERT...........................................  40
  Vice President of the Company and President of SpecTran
  Specialty Optics Company
     Mr. Seifert joined the Company and SpecTran Specialty
Optics Company in his current positions as of August 25,
1998. Most recently, Mr. Seifert served as Chief Operating
Officer of Schweitzer Engineering Labs, a privately owned
company that designs and makes relays, controls, software
and communications equipment for the electric power
industry. Prior to joining Schweitzer in 1997, he served
with Rockwell International as Manager of Rockwell
Automation's Power Quality & Automation business and Global
Marketing Manager of Rockwell's Allen-Bradley Drives
Division. Earlier in his business career, he was Manager of
Drives and Power Systems for Bucyrus-Erie Co., a mining
equipment producer. He graduated from the University of
British Columbia in 1982 and speaks several languages,
including his native German.

                  PRINCIPAL STOCKHOLDERS AND OTHER INFORMATION

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock on April 9, 1999 with respect to (a) each person or group known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (b) each Director of the Company, (c) each executive officer of the Company named in the following section entitled "Compensation of Executive Officers and Directors" and (d) all such named executive officers and Directors of the Company as a group. Except as set forth below, all of such shares are held of record and beneficially.

                                                              BENEFICIAL      PERCENT OF
NAME AND ADDRESS                                              OWNERSHIP     COMMON STOCK(1)
----------------                                              ----------    ---------------
Wellington Management Company, LLP..........................   685,000(2)         9.78%
  75 State Street
  Boston, Massachusetts 02109
Wellington Trust Company, N.A...............................   465,000(3)         6.64%
  75 State Street
  Boston, Massachusetts 02109
EQSF Advisers, Inc.
  and Martin J. Whitman.....................................   490,600(4)         7.00%
  767 Third Avenue
  New York, New York 10017-2023
Dimensional Fund Advisors Inc. .............................   402,500(5)         5.75%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401
Dana H. and Doris B. Dalton.................................   368,100(6)         5.26%
  11800 Sunrise Valley Drive, 6th Floor
  Reston, Virginia 20191
Raymond E. Jaeger...........................................   217,931(7)         3.11%
  25 Old Village Road
  Sturbridge, Massachusetts 01566
Charles B. Harrison.........................................    27,000(8)            *
  SpecTran Industrial Park
  50 Hall Road
  Sturbridge, Massachusetts 01566
Ira S. Nordlicht............................................    17,332(9)            *
  645 Fifth Avenue
  New York, New York 10022
Paul D. Lazay...............................................    11,000(10)           *
  52 Whiley Road
  Groton, Massachusetts 01450
Bruce A. Cannon.............................................    68,414(11)           *
  125 Adam Street
  Holliston, Massachusetts 01746
Richard M. Donofrio.........................................     9,500(12)           *
  93 Ansonia Road
  Woodbridge, Connecticut 06525
John E. Chapman.............................................    99,883(13)        1.43%
  SpecTran Industrial Park
  50 Hall Road
  Sturbridge, Massachusetts 01566

                                                              BENEFICIAL      PERCENT OF
NAME AND ADDRESS                                              OWNERSHIP     COMMON STOCK(1)
----------------                                              ----------    ---------------
Lily K. Lai.................................................     7,000(14)           *
  50 Stonebridge Road
  Summit, New Jersey 07901
Robert A. Schmitz...........................................         0(15)           0
  Quest Capital
  One Dock Street
  Stamford, Connecticut 06902
John Rogers.................................................         0               0
  SpecTran Industrial Park
  50 Hall Road
  Sturbridge, Massachusetts 01566
All Directors and executive officers as a group (ten
  persons)..................................................   458,060(16)        6.54%

---------------
  *  Less than 1%

 (1) Percentage of beneficial ownership is based on the 7,003,850 of Common Stock outstanding on April 9, 1999. Shares of Common Stock subject to stock options and warrants that are exercisable within 60 days of April 9, 1999 are deemed outstanding for computing the percentage of the person or group holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person or group.

 (2) This information is based upon information reported by Wellington Management Company, LLP ("WMC") on a Schedule 13G dated December 31, 1998 and filed with the U.S. Securities and Exchange Commission as of February 10, 1999. WMC states that in its capacity as an investment adviser, it may be deemed to have beneficial ownership of 685,000 shares of Common Stock which are owned of record by its clients, including Wellington Trust Company, NA.

 (3) This information is based upon information reported by Wellington Trust Company, NA ("WTC") on a Schedule 13G dated December 31, 1998 and filed with the U.S. Securities and Exchange Commission as of February 11, 1999. WTC states that in its capacity as an investment adviser, it may be deemed to have beneficial ownership of 465,000 shares of Common Stock which are owned of record by its clients, including Wellington Management Company, LLP.

 (4) This information is based upon information reported by EQSF Advisers, Inc. ("EQSF") and Martin J. Whitman (the Schedule is considered a joint filing of both EQSF and Mr. Whitman) on a Schedule 13G dated February 12, 1999 and filed with the U.S. Securities and Exchange Commission as of February 16, 1999. EQSF states that it beneficially owns 490,600 shares of Common Stock. Martin J. Whitman, the Chief Executive Officer and controlling person of EQSF, disclaims beneficial ownership of all such shares. Third Avenue Small-Cap Fund has the right to receive dividends from and the proceeds from the sale of these 490,600 shares.

 (5) This information is based upon information reported by Dimensional Fund Advisors Inc. ("Dimensional") on a Schedule 13G dated February 12, 1999 and filed with the U.S. Securities and Exchange Commission as of February 11, 1999. Dimensional states that in its role as investment advisor and investment manager it possesses both voting and investment power over 402,500 shares of Common Stock, but disclaims beneficial ownership of such securities.

 (6) This information is based upon information reported by Dana H. and Doris B. Dalton on a Schedule 13G dated March 25, 1999 and filed with the U.S. Securities and Exchange Commission as of March 29, 1999.

 (7) Includes 111,416 shares subject to options exercisable within 60 days. Does not include 54,831 shares subject to options not exercisable within 60 days.

 (8) Includes 17,000 shares subject to options exercisable within 60 days. Does not include 84,000 shares subject to options not exercisable within 60 days. Does not include 30,000 shares subject to options which become exercisable only if and when the Company meets its lenders' covenants during the last quarter of 1998 and the first two quarters of 1999. If the Company fails to meet those covenants in any of those quarters these options are forfeit.

 (9) Includes 11,000 shares subject to options exercisable within 60 days. Does not include 2,000 shares subject to options not exercisable within 60 days.

(10) Includes 11,000 shares subject to options exercisable within 60 days. Does not include 2,000 shares subject to options not exercisable within 60 days.

(11) Includes 65,414 shares subject to options exercisable within 60 days. Does not include 14,828 shares subject to options not exercisable within 60 days.

(12) Includes 9,000 shares subject to options exercisable within 60 days. Does not include 2,000 shares subject to options not exercisable within 60 days.

(13) Includes 99,883 shares subject to options exercisable within 60 days. Does not include 25,767 shares subject to options not exercisable within 60 days. Does not include 15,000 shares subject to options which become exercisable only if and when the Company meets its lenders' covenants during the last quarter of 1998 and the first two quarters of 1999. If the Company fails to meet those covenants in any of those quarters these options are forfeit.

(14) Includes 7,000 shares subject to options exercisable within 60 days. Does not include 2,000 shares subject to options not exercisable within 60 days.

(15) Does not include 1,000 shares subject to options not exercisable within 60 days.

(16) Includes 331,713 shares subject to options exercisable within 60 days. Does not include 233,426 shares subject to options not exercisable within 60 days or exercisable only if lenders' covenants are met as described above.

     The persons referenced in the foregoing chart constitute all of the persons who are Directors, executive officers named in the following section entitled "Compensation of Executive Officers and Directors," or as of April 9, 1999 were beneficial owners of more than five percent of the Company's Common Stock. Based solely on a review of Forms 3 and 4, and all amendments thereto, furnished to the Company during fiscal year 1998, Forms 5 and amendments thereto furnished to the Company with respect to fiscal year 1998, and all written representations received by the Company from persons with reporting obligations, the Company believes that none of such persons filed a late report during, or with respect to, the year.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION

     Set forth below is the remuneration for all services in all capacities to the Company for the fiscal year ended December 31, 1998 of (a) all individuals serving as the Company's Chief Executive Officer or acting in a similar capacity during the fiscal year ended December 31, 1998, regardless of compensation level, and the two other most highly compensated executive officers of the Company and its Subsidiaries who were serving as executive officers as of December 31, 1998 and whose total annual salary and bonus exceeded $100,000, and
(b) one additional individual who, although no longer serving as an executive officer of the Company or its Subsidiaries as of December 31, 1998, received an annual salary and bonus in excess of $100,000 for the year and for whom disclosure would have been provided had he been serving as an executive officer as of December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                                                 COMPENSATION
                                                                                  AWARDS(4)
                                                                                 ------------
                                       ANNUAL COMPENSATION                        SECURITIES     ALL OTHER
NAME AND                             -----------------------    OTHER ANNUAL      UNDERLYING    COMPENSATION
PRINCIPAL POSITION            YEAR   SALARY($)(1)   BONUS($)   COMPENSATION($)    OPTIONS(#)        ($)
------------------            ----   ------------   --------   ---------------   ------------   ------------
Charles B. Harrison.........  1998     173,418            0        30,000(9)       100,000             0
  Chairman of the Board       1997         N/A          N/A           N/A              N/A           N/A
  Chief Executive Officer     1996         N/A          N/A           N/A              N/A           N/A
  and President(5)
Raymond E. Jaeger,..........  1998     241,785            0            (3)          74,247             0(2)
  Chairman of the Board       1997     212,792       92,860(6)        (3)            16,000        9,034(2)
  Chief Executive Officer     1996     198,967      123,388           (3)            16,000        6,000(2)
  and President,
     Consultant(5)
Bruce A. Cannon.............  1998     141,452            0           (3)            17,242            0(2)
  Chief Financial Officer,    1997     134,743       38,457(6)        (3)            10,000        5,801(2)
  Consultant SpecTran         1996     122,122       59,102           (3)             8,000        5,394(2)
  Corporation(7)
John E. Chapman.............  1998     192,567        8,652           (3)            31,650            0(2)
  President, SpecTran         1997     182,786       77,080(6)        (3)            14,000        8,051(2)
  Communication Fiber         1996     166,112      100,932           (3)            10,000        6,000(2)
  Technologies, Inc.
John Rogers.................  1998     145,168            0           (3)                 0            0
  Acting Chief Financial      1997         N/A          N/A           N/A              N/A           N/A
  Officer SpecTran            1996         N/A          N/A           N/A              N/A           N/A
  Corporation(8)

---------------
(1) Included amounts deferred at officer's election pursuant to section 401(k) of the Internal Revenue Code accrued during 1998, 1997 and 1996, respectively, as follows: Mr. Harrison, $10,000, $0 and $0; Dr. Jaeger, $10,000, $9,360 and $9,360; Mr. Cannon, $9,660, $9,500 and $9,500; and Mr.
    Chapman, $9,480, $9,480, and $9,480.

(2) Company contributions to 401(k) and the defined contribution plan.

(3) The aggregate amount of perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer, and the named executive officer had no additional "other annual compensation."

(4) As of December 31, 1998, none of the individuals named in the Summary Compensation Table were awarded any shares of restricted stock of the Company.

(5) Dr. Jaeger served as Chief Executive Officer and President until April 1998, when Mr. Harrison assumed those positions. At that time Dr. Jaeger became a consultant to the Company. Dr. Jaeger served as

    Chairman of the Board during 1998; Mr. Harrison became Chairman effective January 1, 1999. In March 1999, Dr. Jaeger resigned as a director of the Company and its subsidiaries, while remaining a consultant to the Company.

(6) As per agreement with the Compensation and Incentive Stock Option Committee, half of the bonus earned under the Key Employee Incentive Plan otherwise payable in cash was instead paid in the form of a grant of incentive stock options made in 1998.

(7) Mr. Cannon, who had previously resigned from his executive positions, entered into an agreement with the Company during the first quarter of 1999, effective as of December 1, 1998, memorializing his resignation as an officer and a director of the Company and its subsidiaries. Mr. Cannon remains a consultant to the Company.

(8) Mr. Rogers served as Acting Chief Financial Officer of the Company from November 1, 1998 through March 31, 1999 and had previously during 1998 provided financial consulting services to the Company. Mr. Rogers is an employee of Primary, The One For Solutions ("Primary"), a consultant to the Company. His services were provided pursuant to an agreement between the Company and Primary. All payments attributed to Mr. Rogers in the Summary Compensation Table were paid to Primary.

(9) Includes $30,000 in relocation expenses reimbursed by the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows information regarding stock options granted during the fiscal year ended December 31, 1998 with respect to (a) all individuals serving as the Company's Chief Executive Officer or acting in a similar capacity during the fiscal year ended December 31, 1998, regardless of compensation level, and the two other most highly compensated executive officers of the Company and its Subsidiaries who were serving as executive officers as of December 31, 1998 and whose total annual salary and bonus exceeded $100,000, and
(b) one additional individual who, although no longer serving as an executive officer of the Company or its Subsidiaries as of December 31, 1998, received an annual salary and bonus in excess of $100,000 for the year and for whom disclosure would have been provided had he been serving as an executive officer as of December 31, 1998. The Company has never granted any stock appreciation rights.

                               INDIVIDUAL GRANTS

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                                  % OF                                      ANNUAL RATES
                                 NUMBER OF       TOTAL                                     OF STOCK PRICE
                                SECURITIES      OPTIONS                                   APPRECIATION FOR
                                UNDERLYING     GRANTED TO                                   OPTION TERM**
                                  OPTIONS     EMPLOYEES IN    EXERCISE     EXPIRATION   ---------------------
NAME                             GRANTED*     FISCAL YEAR    PRICE($/SH)      DATE        5%($)      10%($)
----                            -----------   ------------   -----------   ----------   ---------   ---------
Charles B. Harrison...........    50,000         12.86%          7.25        4-13-08     199,850     492,250
                                  25,000          6.43%        6.0465       10-13-08       5,163      86,463
                                  25,000          6.43%         20.00       10-13-08    (343,675)   (262,375)
Raymond E. Jaeger(1)..........    50,000         12.86%         8.125         6-1-08     223,950     551,650
                                  24,247          6.24%         8.125        3-13-08     108,602     267,517
Bruce A. Cannon(2)............     8,000          2.06%         8.125         6-1-08      35,832      88,264
                                   9,242          2.40%         8.125        3-13-08      41,395     101,967
John E. Chapman...............    14,000          3.60%         8.125         6-1-08      62,706     154,462
                                  17,650          4.54%         8.125        3-13-08      79,054     194,732
John Rogers(3)................         0             0%           N/A            N/A         N/A         N/A

---------------
(1) Dr. Jaeger served as Chief Executive Officer and President until April 1998, when Mr. Harrison assumed those positions. At that time Dr. Jaeger became a consultant to the Company. Dr. Jaeger served as Chairman of the Board during 1998; Mr. Harrison became Chairman effective January 1, 1999. In March 1999, Dr. Jaeger resigned as a director of the Company and its subsidiaries, while remaining a consultant to the Company.

(2) Mr. Cannon, who had previously resigned from his executive positions, entered into an agreement with the Company during the first quarter of 1999, effective as of December 1, 1998, memorializing his resignation as an officer and a director of the Company and its subsidiaries. Mr. Cannon remains a consultant to the Company.

(3) Mr. Rogers served as Acting Chief Financial Officer of the Company from November 1, 1998 through March 31, 1999 and had previously during 1998 provided financial consulting services to the Company. Mr. Rogers is an employee of Primary, The One For Solutions ("Primary"), a consultant to the Company. His services were provided pursuant to an agreement between the Company and Primary. All payments attributed to Mr. Rogers in the Summary Compensation Table were paid to Primary.

 * Except for the 25,000 options granted to Mr. Harrison at 150% of fair market value and the 25,000 options granted to Mr. Harrison at an exercise price of $20.00 per share shown above, all options set forth were granted under the Company's Incentive Stock Option Plan at 100% of the fair market value of the shares at the time the options were granted and are intended to be, and with few exceptions will be, incentive stock options. All options are exercisable in full three years from the date of grant in cumulative annual installments of 33 1/3% commencing one year after the date of grant, and expire ten years after the date of grant.

** The dollar gains under these columns result from calculations assuming 5% and 10% growth rates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Common Stock of the Company. The gains reflect a future value based upon growth at these prescribed rates. The Company did not use an alternative formula for a grant date valuation, an approach which would state gains at present, and therefore lower, value. The Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

     Options have value to the listed executives and to all option recipients only if the stock price advances beyond the grant date price shown in the table during the effective option period.

       AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table shows information regarding stock options exercised during the fiscal year ended December 31, 1998 with respect to (a) all individuals serving as the Company's Chief Executive Officer or acting in a similar capacity during the fiscal year ended December 31, 1998, regardless of compensation level, and the two other most highly compensated executive officers of the Company and its Subsidiaries who were serving as executive officers as of December 31, 1998 and whose total annual salary and bonus exceeded $100,000, and
(b) one additional individual who, although no longer serving as an executive officer of the Company or its Subsidiaries as of December 31, 1998, received an annual salary and bonus in excess of $100,000 for the year and for whom disclosure would have been provided had he been serving as an executive officer as of December 31, 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF
                                                             SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                SHARES                             AT FY-END                   AT FY-END($)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                          EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   -----------   -----------   -------------   -----------   -------------
Charles B. Harrison.........       0             0             333         100,667           0              0
Raymond E. Jaeger(1)........       0             0          76,000          90,247           0              0
Bruce A. Cannon(2)..........       0             0          53,667          26,575           0              0
John E. Chapman.............       0             0          81,333          44,317           0              0
John Rogers(3)..............       0             0               0               0           0              0

---------------
(1) Dr. Jaeger served as Chief Executive Officer and President until April 1998, when Mr. Harrison assumed those positions. At that time Dr. Jaeger became a consultant to the Company. Dr. Jaeger served as Chairman of the Board during 1998; Mr. Harrison became Chairman effective January 1, 1999. In March 1999, Dr. Jaeger resigned as a director of the Company and its subsidiaries, while remaining a consultant to the Company.

(2) Mr. Cannon, who had previously resigned from his executive positions, entered into an agreement with the Company during the first quarter of 1999, effective as of December 1, 1998, memorializing his resignation as an officer and a director of the Company and its subsidiaries. Mr. Cannon remains a consultant to the Company.

(3) Mr. Rogers served as Acting Chief Financial Officer of the Company from November 1, 1998 through March 31, 1999 and had previously during 1998 provided financial consulting services to the Company. Mr. Rogers is an employee of Primary, The One For Solutions ("Primary"), a consultant to the Company. His services were provided pursuant to an agreement between the Company and Primary. All payments attributed to Mr. Rogers in the Summary Compensation Table were paid to Primary.

                               PENSION PLAN TABLE

     The Company has in effect a career average defined benefit plan (the "Defined Benefit Plan") for employees of the Company and its subsidiaries. Generally, after completing five years of participation in the Defined Benefit Plan or upon normal retirement at age 65, whichever is earlier, a participant is entitled to a pension under the Defined Benefit Plan based on the average annual compensation received during the ten consecutive highest paid years in which he was a plan participant, or such shorter period as he was employed by the Company. The following table shows, as of December 31, 1998, estimated annual benefits payable upon retirement under the Company's Defined Benefit Plan (including amounts attributable to any defined benefit supplementary or excess pension award plan) in specified compensation and years of service classifications:

                            YEARS OF SERVICE
               ------------------------------------------
REMUNERATION     15       20       25       30       35
------------   ------   ------   ------   ------   ------
  125,000      20,517   27,356   34,195   34,195   34,195
  150,000      25,767   34,356   42,945   42,945   42,945
  175,000      27,867   37,156   46,445   46,445   46,445
  200,000      27,867   37,156   46,445   46,445   46,445
  225,000      27,867   37,156   46,445   46,445   46,445
  250,000      27,867   37,156   46,445   46,445   46,445
  275,000      27,867   37,156   46,445   46,445   46,445
  300,000      27,867   37,156   46,445   46,445   46,445
  400,000      27,867   37,156   46,445   46,445   46,445
  450,000      27,867   37,156   46,445   46,445   46,445
  500,000      27,867   37,156   46,445   46,445   46,445

     A participant's eligible compensation for purposes of the Defined Benefit Plan generally includes all of his annual cash compensation including amounts deferred by the participant pursuant to the Company's 401(k) plan. The only difference between the compensation covered by the Defined Benefit Plan and the annual compensation reported in the Summary Compensation Table is the timing of bonus payments.

     The benefits listed in the table have been computed on a straight life annuity basis and are not subject to any deduction for social security or other offset amounts. As of December 31, 1998, Mr. Harrison, Dr. Jaeger and Messrs. Cannon and Chapman had 1, 17, 15 and 14 years of credited service respectively.

     In addition to the Company's Defined Benefit Plan, the Company has a defined contribution plan under which annual contributions may be authorized by the Compensation and Incentive Stock Option Committee of the Board for all employees with at least one year of service (the "Defined Contribution Plan"). Contributions of 3% of annualized salary were authorized for 1996, including $4,500 for Dr. Jaeger, $4,046 for Mr. Cannon and $4,500 for Mr. Chapman. Contributions of 2% of annualized salary were authorized for 1997, including $6,694 for Dr. Jaeger, $3,867 for Mr. Cannon and $5,681 for Mr. Chapman. No contributions were authorized for any executive officers for 1998.

     Mr. Rogers, who served as Acting Chief Financial Officer from November 1, 1998 through March 31, 1999, is an employee of Primary, The One For Solutions, a consultant to the Company, and is not eligible for participation in the Defined Benefit Plan or the Defined Contribution Plan.

SUPPLEMENTAL RETIREMENT BENEFITS

     The Company has agreements with Dr. Jaeger, Mr. Cannon and Mr. Chapman which provide retirement benefits designed to be supplemental to other retirement benefits payable to them. These payments are intended to compensate these executives for restrictions imposed on highly compensated executives by the Internal Revenue Code, the result of which is that the percentage of spendable retirement income these executives are eligible to receive under the Company's retirement programs relative to their current levels of compensation is less then that of employees at lower salary levels. The amount of the supplemental retirement benefit is calculated by multiplying the Executive's average annual compensation (including 401(k) payments and bonus payments up to a certain limitation) over a three year period when his compensation is highest by a percentage based on the number of years the executive is employed by the Company (the "Annual Percentage Amount"). The product is reduced by the amount of other retirement benefits payable to the executive, resulting in the annual supplemental retirement benefit payable to the executive. Under the agreements with Messrs. Cannon and Chapman, the Annual Percentage Amount is 40% if the executive works for the Company for 15-19 years; 60% if the executive works for the Company for 20 to 24 years and 65% if the executive works for the Company for 25 years or more. Under the agreement with Dr. Jaeger, the Annual Percentage Amount is 60% if Dr. Jaeger works for the Company for 15 years with the Annual Percentage Amount increasing two percent for each additional year he works for the Company up to a maximum of 70% for 20 or more years of service. In April 1999, in connection with the appointment of Mr. Harrison as President and CEO of the Company, Dr. Jaeger's Supplemental Retirement Agreement was amended to provide that a bonus paid in stock options as opposed to cash, will be considered as if paid in cash for the purpose of determining the amount of bonus payments he received in calculating his supplemental retirement benefit. No benefit is payable under any of the agreements if the executive works for the Company for less than 15 years, except as described below. Under each of the agreements, the supplemental retirement benefits are payable over 15 years in equal monthly installments after the executive's retirement, which will normally occur upon his 65th birthday. However, the executives, upon commencement of the agreements, have been given the option to prospectively elect to have benefits commence upon their 60th birthday if they elect early retirement. The supplemental retirement benefit is subject to forfeiture if the executive is terminated for cause or competes with the Company.

     The Company has obtained corporate owned variable universal life insurance policies on each of the executives which are being used to fund the supplemental retirement benefits.

     The following table shows for each executive the percentage of average annual compensation, assuming bonus payments up to the limitation, that would be paid under all retirement programs (including the Supplemental Retirement Agreement) and under the Supplemental Retirement Agreements alone:

                                          AT AGE 60                                AT AGE 65
                            -------------------------------------    -------------------------------------
                             YEARS       TOTAL       SUPPLEMENTAL     YEARS       TOTAL       SUPPLEMENTAL
                              OF       RETIREMENT     RETIREMENT       OF       RETIREMENT     RETIREMENT
                            SERVICE        %              %          SERVICE        %              %
                            -------    ----------    ------------    -------    ----------    ------------
Dr. Jaeger(1).............    17          64.0%          39.0%         20          70.0%          51.7%
Mr. Cannon(2).............    17          40.0%           9.4%         17          40.0%           9.4%
Mr. Chapman...............    32          65.0%          46.0%         37          65.0%          39.9%

---------------
(1) Dr. Jaeger has entered into a Restated Employment Agreement with the Company which provides, among other things, for him to render services through June 12, 2001 at which date Dr. Jaeger would have a total of twenty years of service with the Company. That agreement is described more fully below in the section entitled "Employment Agreements (including arrangements regarding termination and Change in Control)."

(2) Mr. Cannon has entered an agreement with the Company dated as of December 1, 1998 which provides, among other things, for him to render consulting services through December 1, 2000 at which date Mr. Cannon would have a total of seventeen full years of service with the Company. That agreement is described more fully below in the section entitled "Employment Agreements (including arrangements regarding termination and Change in Control)."

     Under each of the Supplemental Retirement Agreements, if the executive leaves the Company in the 12 month period after a Change in Control, or an entity which acquires the Company, through merger, consolidation or the purchase of assets either does not retain the executive or does not agree to assume the Company's obligations under these agreements, the executives who have at least six years of service to the Company will be entitled to a supplemental retirement benefit, with the Annual Percentage Amount to be 4% for six years of service and increasing in increments of 4% for each additional year of service up to 15 years, at which point the normal method of calculating the Annual Percentage Amount is applied. In such circumstances, the payment of the supplemental retirement benefit is accelerated and paid in a lump sum, subject to a discount for the then present value of the benefit. Moreover, if the supplemental retirement benefit paid under these circumstances is considered to be a "Parachute Payment" and when combined with all other payments to be made to the executive by the Company considered to be a Parachute Payment would result in an Excess Parachute Payment under the Internal Revenue Code, the amount of the supplemental retirement benefit will be reduced so that the total of all Parachute Payments to the executive do not constitute an Excess Parachute Payment; provided, however, that if the total Parachute Payments received by the executive from the Company exceed 120% of the amount of all Parachute Payments not including any amount that would be considered an Excess Parachute Payment, the supplemental retirement will not be reduced. Under IRS regulations, an Excess Parachute Payment results in the Company being prohibited from taking a deduction for all Parachute Payments and an excise tax of 20% of the payment is imposed upon the recipient of the Parachute Payment.

COMPENSATION OF DIRECTORS

     Each Director who is not an employee of the Company receives an annual retainer of $6,000, payable quarterly, a fee of $300 for each Board meeting attended and a fee of $400 for each committee meeting attended (except that no fee is paid for those meetings of the Incentive Stock Option Committee or Compensation and Incentive Stock Option Committee ("CISOC") relating solely to the issuance of stock options) in addition to being reimbursed for reasonable out-of-pocket travel expenses in connection with attendance at those meetings. Each outside member of the Board of Directors on May 21, 1991 was automatically granted a nonqualified option to purchase 5,000 shares at a per share purchase price equal to the fair market value of the stock on that day. Thereafter, every person who becomes an outside member of the Board of Directors, without any action of the CISOC, receives an initial grant of a nonqualified option to purchase, at the fair market value of the stock on the date the option is granted, 5,000 shares on the last business day in December in the year in which the outside Director was elected a Director by the stockholders for the first time. Each such nonqualified option to purchase 5,000 shares becomes exercisable one year after the date of grant, and continues in effect for ten years. In addition, on the last business day of December in each year, each outside Director then in office is granted, without any action by the CISOC, a nonqualified option to purchase 1,000 shares at the fair market value of the stock on that day. Such nonqualified options to purchase 1,000 shares become exercisable in three equal annual installments beginning one year after the date of grant and continue in effect for ten years from the date of the grant. All options granted to an outside Director become exercisable (a) upon the occurrence of a Change in Control of the Company (as defined in the Company's Incentive Stock Option Plan) or (b) when such Director ceases to serve as a Director for any reason, except termination for cause, as long as such Director has then served as a Director of the Company for two consecutive years, including, for this purpose, time served as a Director before the adoption of this Plan.

RETIREMENT PLAN FOR OUTSIDE DIRECTORS

     To attract and retain experienced and knowledgeable individuals to serve as outside Directors of the Company and its affiliates, the Company implemented in December 1995 a Retirement Plan For Outside Directors (the "Retirement Plan") under which outside (non-management) Directors, after the completion of five full calendar years of service as an outside Director, will be entitled to an annual amount equal to the lesser of $1,000 for each year of service as an outside Director or $10,000. The benefit is payable for ten years in monthly installments, commencing upon the later of an outside Director's 65th birthday or retirement from the Board. While any benefits are paid under the Retirement Plan the former outside Director will be available to consult for the Company. The benefit will be accelerated and discounted for present value if the outside Director leaves the Board within 12 months of a Change in Control (as defined in the Retirement Plan), or if the Company is acquired through merger or consolidation or the sale of assets and the acquiring party does not agree to assume the Corporation's obligations under the Retirement Plan. The benefit is subject to forfeiture if the outside Director is removed for Cause (as defined in the Retirement Plan) or, as described in the Retirement Plan, competes with the Company. The Retirement Plan is not intended to be a Qualified Plan under the Internal Revenue Code of 1986 as amended.

EMPLOYMENT AGREEMENTS (INCLUDING ARRANGEMENTS REGARDING TERMINATION AND CHANGE IN CONTROL)

     The Company has employment agreements with Mr. Harrison and Mr. Chapman. Mr. Harrison, effective April 13, 1998, became President and Chief Executive Officer of the Company and Chief Executive Officer of each of its wholly-owned subsidiaries. He also became a Director of General Photonics, LLC, and, effective January 1, 1999, Chairman of the Board of Directors of the Company. Mr. Chapman is President of SpecTran Communication Fiber Technologies, Inc., a wholly-owned subsidiary of the Company, and Senior Vice President -- Technology of the Company. Dr. Jaeger served as President and Chief Executive Officer of the Company and Chief Executive Officer of each of its wholly owned subsidiaries until April 13, 1998 when he became a consultant to the Company. He remained Chairman of the Board of Directors of the Company through December 31, 1998. Dr. Jaeger resigned from the Board of Directors of the Company and each of its wholly owned subsidiaries and from the Board of General Photonics, LLC in March 1999. The Company's employment agreement with Dr. Jaeger was superceded on April 13, 1998 by a Restated Employment Agreement. Mr. Cannon was Senior Vice President, Chief Financial Officer, Secretary and Treasurer of the Company and Secretary and Treasurer of each of the Company's wholly owned subsidiaries until he resigned from all of his positions with the Company during the last quarter of 1998. The Company's employment agreement with Mr. Cannon was superceded by another agreement entered into during the first quarter of 1999 effective as of December 1, 1998 memorializing his resignation as an officer and director of the Company and its subsidiaries.

     The employment agreement with Mr. Harrison has a base term of one year from April 13, 1998 to April 12, 1999. The base term for this agreement is automatically renewed on a daily basis so that there is always a remaining term of one year, unless the outside members of the Board of Directors terminate the automatic renewal feature and set a termination date, which must be one year from the Board's resolution to terminate. The Company has agreed to use its best efforts to nominate Mr. Harrison for election to the Board of Directors. While Mr. Harrison's employment agreement provides for an annual salary currently equal to $250,000, with future increases as determined by the Board of Directors, during the second half of 1998, Mr. Harrison voluntarily reduced his salary by 10%, to $225,000 as part of the Company's cost control initiatives. In accordance with Mr. Harrison's employment agreement, (a) at the first meeting of the Compensation and Incentive Stock Option Committee after his first day as a full time employee of the Corporation, he was granted stock options to purchase fifty thousand shares of Common Stock of the Company at an exercise price equal to market price on date of grant and, (b) six months later, he was granted options to purchase up to an additional fifty thousand shares of Common Stock, twenty five thousand of which to be at a per share exercise price equal to 150% of the closing price on date of grant, with the second twenty five thousand at a per share exercise price of $20.00. Mr. Harrison's employment agreement also provides that at the Company's request, for a one year period following the termination of his employment, Mr. Harrison, will not engage in any business in which the Company was engaged or planned during his employment, solicit any customers of the Company or induce any employee to leave the Company. During such one year period, Mr. Harrison will receive compensation at 75% of the level received during the last year of employment with the Company and benefits paid or maintained in the same fashion and in amounts not less than those received during his last year of employment and will provide consulting services at the Company's request. Additional provisions of Mr. Harrison's employment agreement are described below.

     The employment agreement with Mr. Chapman has a base term of one year from June 1, 1992 to May 31, 1993. The base term for this agreement is automatically renewed on a daily basis so that there is always a remaining term of one year, unless the outside members of the Board of Directors terminate the automatic renewal feature and set a termination date, which must be one year from the Board's resolution to terminate. Mr. Chapman's employment agreement provides for an annual salary currently equal to $196,464, with future increases as determined by the Board of Directors. The employment agreement with Mr. Chapman provides that for one year following the termination of employment, he will not solicit any customers of the Company or induce any employee to leave the Company. Additional provisions of Mr. Chapman's employment agreement are described below.

     Under their employment agreements, Messrs. Harrison and Chapman are eligible for annual bonuses to be awarded by the Board of Directors in its discretion and are entitled to participate in any pension, profit-sharing, insurance or other benefit plan of the Company if eligible under such plan or program. They have agreed to transfer to the Company any interest in any inventions developed while employed by the Company. Each of them also agreed not to disclose any trade secrets of the Company. Each of their employment agreements further provide that if the executive suffers a partial disability, or a total disability that has continued for less than six months, that executive continues to receive salary and benefits until the end of the employment period. If his total disability continues for six months or more, then he will be paid at the rate of 75% of his salary for so long during the employment period as the total disability lasts, or one year, whichever is longer. If the executive dies, one year's salary will be paid to his spouse or estate. The employment agreements also provide that if the Company dismisses either of them without cause, the Company will pay such executive his salary and maintain his benefits for six months or the balance of the employment period, whichever is longer and, if said executive takes other employment during the six-month period, the Company's obligation to him is limited to salary alone for the remainder of the six months. If either of them takes other employment later than six months from dismissal by the Company but before the end of the employment period, the Company's obligations to that executive then cease.

     The employment agreements with Messrs. Harrison and Chapman further provide that if there is a Change in Control and either (i) the executive is dismissed without cause up to and including twelve months from such Change in Control, or
(ii) the executive voluntarily leaves the employ of the Company up to and including twelve months from such Change in Control, then in either case the Company will pay the executive his salary and maintain his benefits for twelve months from his dismissal or voluntary departure. If, however, the executive takes other employment during that twelve month period, the Company's obligation to him is limited to salary alone. A "Change in Control" is defined as [A] the date of public announcement that a person has become, without the approval of the Company's Board of Directors, the beneficial owner of 20% or more of the voting power of all securities of the Company then outstanding; [B] the date of the commencement of a tender offer or tender exchange by any person, without the approval of the Company's Board of Directors, if upon the consummation thereof such person would be the beneficial owner of 20% or more of the voting power of all securities of the Company then outstanding; or [C] the date on which individuals who constituted the Board of Directors of the Company on the date the employment agreement was adopted cease for any reason to constitute a majority thereof, provided that any person becoming a Director subsequent to such date whose election or nomination was approved by at least three quarters of such incumbent Board of Directors shall be considered as though such person were an incumbent Director.

     During 1998 Dr. Jaeger had two different employment agreements with the
Company: an Employment Agreement that had been in effect since 1992 (the "Employment Agreement") covering the period January 1, 1998 through April 12, 1998; and a Restated Employment Agreement (the "Restated Employment Agreement") covering the remainder of 1998, entered in conjunction with the appointment of Mr. Harrison as President and CEO of the Company. The Employment Agreement provided for an annual salary then equal to $217,000 with Dr. Jaeger being eligible for annual bonuses to be awarded by the Board of Directors in its discretion and being entitled to participate in any pension, profit-sharing, insurance or other benefit plan of the Company if he were eligible under such plan or program. Dr. Jaeger agreed to transfer to the Company any interest in any inventions he developed while employed by the Company and agreed not to disclose any trade secrets of the Company and not to solicit any customers of the Company or induce any employee to leave the Company for one year following termination of his employment. The Employment Agreement also had the same provisions for death, disability, partial disability, dismissal without cause and Change in Control as the employment agreements (described above) with Messrs. Harrison and Chapman. Under the Restated Employment Agreement, which supercedes the Employment Agreement and extends from April 13, 1998 until June 12, 2001, Dr. Jaeger shall provide advice and assistance to the Board of Directors and the Chief Executive Officer and perform such projects as reasonably requested and mutually agreed, with it being anticipated that he will take an active role in providing advice and counsel with respect to the Company's patent and technology position and licensing arrangements, including those with Corning Incorporated and Lucent Technologies Inc., as well as consulting support for partnering and alliances with other firms for strategic purposes. In addition, Dr. Jaeger will continue to serve as the Company's representative to the International Wire and Cable Symposium Committee, among other things. The Restated Employment Agreement provides that Dr. Jaeger will have the same benefits as provided in the Employment Agreement except that (a) he will be paid a fixed annual salary of $250,000 and (b) for the 1998 calendar year only, Dr. Jaeger was eligible to participate in the Company's Employee Profit Sharing Plan and was eligible for a target bonus of 25% of his base salary under the Company's Key Employee Incentive Plan, to be awarded at the discretion of the Board of Directors based upon his performance during 1998. Thereafter, Dr. Jaeger is not eligible to participate in the all employee Profit Sharing Plan or the Key Employee Incentive Plan. In accordance with the Restated Employment Agreement, Dr. Jaeger was also granted options to purchase 50,000 shares of the Company's Common Stock under the Company's Incentive Stock Option Plan. As in the Employment Agreement, the Restated Employment Agreement provides that Dr. Jaeger agreed to transfer to the Company any interest in any inventions he developed while employed by the Company and agreed not to disclose any trade secrets of the Company and not to solicit any customers of the Company or induce any employee to leave the Company for one year following termination of his employment. The Restated Employment Agreement contains the same provisions for death, disability, partial disability, dismissal without cause and Change in Control as the employment agreements described above with Messrs. Harrison and Chapman and also provides that Dr. Jaeger will be covered under the Company's medical and dental insurance programs, or provided with identical or substantially similar coverage, until age 65.

     During 1998 Mr. Cannon had two different employment agreements with the
Company: an Employment Agreement that had been in effect since 1992 (the "Cannon Employment Agreement") covering the period January 1, 1998 through November 30, 1998; and an Agreement (the "Cannon Agreement") covering the remainder of 1998. The Cannon Employment Agreement provided for an annual salary then equal to $144,300 with Mr. Cannon being eligible for annual bonuses to be awarded by the Board of Directors in its discretion and being entitled to participate in any pension, profit-sharing, insurance or other benefit plan of the Company if he were eligible under such plan or program. Mr. Cannon agreed to transfer to the Company any interest in any inventions he developed while employed by the Company and agreed not to disclose any trade secrets of the Company and not to solicit any customers of the Company or induce any employee to leave the Company for one year following termination of his employment. The Cannon Employment Agreement also had the same provisions for death, disability, partial disability, dismissal without cause and Change in Control as the employment agreements (described above) with Messrs. Harrison and Chapman. Under the Cannon Agreement, which supercedes the Cannon Employment Agreement and which extends from December 1, 1998 to December 1, 2000, Mr. Cannon memorialized the terms of his resignation as an officer and director of the Company and its subsidiaries and agreed to provide advice and assistance to the Board of Directors, Chief Executive Officer and/or Chief Financial Officer of the Corporation, to perform such projects as reasonably requested and mutually agreed and to remain available to act as a consultant to the Company. Mr. Cannon will be paid annual compensation at the rate of $86,589 during the term of the Cannon Agreement. Any options previously granted to Mr. Cannon that have not yet vested will continue to vest in their normal course, but any options not vested by December 1, 1999 shall expire as of such date. In addition, all options not exercised on or before March 31, 2001 at 5:00 p.m. shall expire at such time. Mr. Cannon is not entitled to any automobile allowance pursuant to the agreement, but the Cannon Agreement otherwise provides for the same benefits contained in the Cannon Employment Agreement. If Mr. Cannon elects to terminate the Cannon Agreement or takes other employment on or before November 30, 1999, then Mr. Cannon shall only be entitled to annual compensation and benefits earned up to the date of his departure. If Mr. Cannon terminates the Cannon Agreement or takes other employment on or after December 1, 1999, the Company will continue to pay Mr. Cannon annual compensation but no benefits through the end of the term. If the Company terminates the Cannon Agreement without cause, as defined therein, the Company shall continue to provide Mr. Cannon with full compensation and benefits for the remainder of the term. The Company may accelerate the payments under the Cannon Agreement, in its discretion, but such acceleration does not affect Mr. Cannon's eligibility to receive benefits for the remainder of the term. The Cannon Agreement also provides that Mr. Cannon not solicit any customers of the Company or induce any employees to leave the Company. In the event Mr. Cannon becomes either partially or totally disabled during the term of the Cannon Agreement the Company shall continue, during the term of the Cannon Agreement, to pay Mr. Cannon his annual compensation and benefits. If Mr. Cannon dies, the payments of annual compensation will be made to his spouse or estate. Unlike the Cannon Employment Agreement, the Cannon Agreement does not contain a provision relating to a termination of his employment in connection with a Change in Control of the Company.

INDEPENDENT CONTRACTOR AGREEMENT

     The Company was party to an Independent Contractor Agreement with Primary, The One For Solutions ("Primary"), which, among other things, provided for John Rogers, an employee of Primary to provide financial consulting services to the Company and, beginning November 1, 1998, to serve as Acting Chief Financial Officer of the Company. Mr. Rogers held that position from November 1, 1998 through March 31, 1999, at which time the Independent Contractor Agreement expired. Under the Independent Contractor Agreement, for weeks in which Primary provided services of less than 40 man hours, the Company paid Primary at the rate of $200 per hour for each man hour worked. In weeks in which Primary provided services in excess of 40 man hours but less than 55 man hours, Primary was paid a fixed fee of $8,000 for the week. In weeks in which Primary provided services in excess of 55 man hours, the Company paid Primary $8,000 plus $200 per hour for each hour worked during the week in excess of 55 man hours. In addition, the Company reimbursed Primary for its reasonable expenses incurred in connection with services performed for the Company. The Company and Primary each agreed to treat the other party's proprietary information as confidential. In addition, the Company and Primary each agreed that during the term of the Agreement and for a period of two years thereafter it would not solicit, divert, take away, or attempt to solicit, divert or take away, any of the other party's clients, customers, employees or independent contractors. Primary will continue to provide transitional consulting services to the Company on substantially similar terms as provided in the agreement through all or part of April 1999 and may provide additional services as requested by the Company and mutually agreed.

COMPENSATION AND INCENTIVE STOCK COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation and Incentive Stock Option Committee is currently composed of the Company's outside (i.e., non-employee) Directors, Mr. Donofrio, Chair of the Committee, Dr. Lazay, Mr. Nordlicht, Dr. Lai and Mr. Schmitz (Mr. Harrison served on the Compensation and Incentive Stock Option Committee until his appointment as President and Chief Executive Officer of the Company on April 13,
1998). None of the outside Directors is currently, or has ever been, an officer or employee of the Company, or has had any relationship, or has been a party to any transaction, with the Company as to which disclosure is required, except as set forth in prior proxy statements or below.

     Mr. Nordlicht is a member of the law firm of Nordlicht & Hand, which has provided and continues to provide legal services to the Company. During 1998, the Company paid Nordlicht & Hand legal fees for services rendered and disbursements advanced in the amount of $164,960. Mr. Schmitz's Company, Quest Capital, was paid $40,132.58 by the Company for financial consulting services.

COMPENSATION AND INCENTIVE STOCK OPTION COMMITTEE REPORT ON EXECUTIVE
COMPENSATION

     The Compensation and Incentive Stock Option Committee (the "Compensation Committee") has been delegated responsibility for all matters relating to the compensation of senior executives of the Company, such as the Chief Executive Officer, Chief Financial Officer, Senior Vice Presidents and the Presidents of the Company's operating subsidiaries, including establishing and administering the Company's policies and plans governing annual and long-term compensation. The Compensation Committee and its members also become involved in hiring, retention and performance reviews of this senior executive group. It reports to the Board of Directors, which periodically reviews and approves or ratifies committee actions where necessary or appropriate. The Committee is composed of the Company's outside Directors, currently Mr. Donofrio, Chair of the Committee, Dr. Lazay, Mr. Nordlicht, Dr. Lai and Mr. Schmitz. Mr. Harrison served on the Compensation and Incentive Stock Option Committee until his appointment as President and Chief Executive Officer of the Company on April 13, 1998.

COMPENSATION PHILOSOPHY

     The fundamental objective of the Company's executive compensation policy is to increase shareholder value and to align executives' and shareholders' interests both in the near and longer terms. Executives are compensated with cash and stock options. The Company's goal is to pay competitive base salaries coupled with performance based incentive compensation. Incentive compensation is a function of three factors: the first and most heavily weighted is growth in earnings before interest, taxes, depreciation and amortization (EBITDA), essentially a cash flow calculation, less the Company's cost of capital; the second and next most significant factor is the achievement of individual goals and projects (or the achievement of a certain percentage of those goals and projects if they are more than a year's duration) specifically identified at the beginning of a year; the third factor is a discretionary element designed to reward exceptional performance not recognized elsewhere, such as seizing an unanticipated opportunity which provides substantial benefit to the Company not foreseen at the beginning of the year. While maintaining primary focus on the overall, consolidated results of the Company, the Committee believes that there should be an element of reward for exceptional performance at the operating subsidiary level under certain circumstances. The underlying philosophy is that these elements will produce a stronger more economically successful company in the near and longer-term which in turn will be reflected in the Company's stock price. The Company has and will continue to grant stock options (at market price or higher on date of grant); executives benefit only if the stock price rises.

COMPONENTS OF COMPENSATION, PROGRAMS AND PRACTICES

     Overview. Executive compensation is composed of three elements: base salary; incentive cash awards and stock options. The Company attempts to structure its base salary so that it is competitive, meaning that base salaries approximate the fiftieth percentile (50%) of the base salaries (not total compensation) of comparable companies. Incentive cash awards and stock options are used so that executives' total compensation is below the fiftieth percentile for comparable companies if they have achieved less-than-desired-results, at or about the fiftieth percentile for expected performance, and above the fiftieth percentile for superior, excellent or outstanding performance.

     Base Salaries. The Company generally attempts to establish annual base salaries for executives, including the Chief Executive Officer, competitive with base salaries for executives of similarly situated companies within the industry. The objective is to pay to an executive who is fully competent and meets normal expectations for performance in his or her position a base salary at the fiftieth percentile level of the range of base salaries paid to executives holding comparable positions at similarly situated companies. Base salaries at approximately the fiftieth percentile level, in conjunction with the balance of the compensation package, permits the Company to attract and retain top quality people while meeting the Company's affordability requirements. In determining executive compensation, the Company reviewed and analyzed reports and surveys of executive compensation at comparably sized high technology companies, including those in the electronics industry.

     Incentive Cash Compensation. The Company has developed programs under which key executives can earn bonus cash compensation, dependent upon performance, that places them at less than, equal to or greater than the fiftieth percentile level of compensation paid to similar executives in similar companies. Key executives participate in two plans: the Employee Profit Sharing Plan ("EPSP") in which all employees participate and the Key Employee Incentive Plan ("Key Employee Plan"). Officers and selected director-level employees of the Company and each of its subsidiaries participate in the Key Employee Plan (although any employee may be eligible for an award under the discretionary portion of the Key Employee Plan, as described below).

     The Employee Profit Sharing Plan ("EPSP"). All employees, including key personnel, participate in the EPSP, which rewards performance for operating subsidiary employees based upon the results of their operating subsidiary and for parent company employees based upon consolidated results. The Committee and the Board believe that it is advisable for key personnel and all other employees to share certain identical incentives. Employees of an operating subsidiary or the parent company can earn a bonus equal to one percent (1%) of their salary if the operating subsidiary that employs that person (or the consolidated corporate results for parent company employees) produces at least an eight percent (8%) return on net revenues ("ROR"). A nine percent (9%) ROR will result in a bonus equal to two percent (2%) of salary. If the relevant entity produces an ROR greater than nine percent (9%) then half of each additional percent is added to the two percent (2%), up to a maximum bonus equal to ten percent (10%) of salary. To achieve the maximum bonus, a subsidiary or the parent company, as applicable, would need to generate approximately a twenty five percent (25%) ROR. No bonuses will be paid to employees of an entity if it earns less than an eight percent (8%) ROR. Bonuses can be paid out under the EPSP to employees of an operating subsidiary which individually earns at least an eight percent (8%) ROR, even if the Company's consolidated results or the results of other subsidiaries produce an ROR of less than eight percent (8%) or a loss; the underlying philosophical concept is to provide an award for employees for those results that they can influence and control directly.

     Key Employee Incentive Plan ("Key Employee Plan"). Under the Key Employee Plan, a bonus pool is created by a specified percentage of the excess of the Company's consolidated earnings before interest, taxes, depreciation and amortization (EBITDA), essentially a cash flow calculation, over a cost of capital charge. Participants are high level employees of the Company (currently the Company's officers, Presidents and Vice Presidents of the operating subsidiaries, and specified director-level employees of the Company or its subsidiaries, totaling 15 individuals in 1998), with the exception of the discretionary portion of the bonus pool (described below) which may be paid out to any employee as determined by the Compensation Committee. The bonus pool will be distributed among participants as follows. Seventy percent (70%) is essentially dependent upon how much EBITDA exceeds the cost of capital. An additional seventeen and one half percent (17.5%) is based upon the achievement of individual goals and projects (or the achievement of a certain percentage of those goals and projects if they are more than a year's duration) specifically identified at the beginning of the year. The remaining twelve and one half percent (12.5%) constitutes a pool to be used for discretionary bonuses, to be awarded or not to any employee, whether a participant in the remainder of the Key Employee Plan or not, if the Compensation Committee determines that such employee made an exceptional contribution to the Company's performance not recognized elsewhere. To determine how much each participant may be paid from the bonus pool, he or she is assigned a target bonus percentage which will be used in determining how much of the bonus pool is allocated to that individual, which percentage will be adjusted downwards (including to zero) if specified levels of EBITDA return on operating assets (for the operating subsidiary or the Company, or a blend of the two, as appropriate for the individual) are not achieved. While the intent of the Key Employee Plan is to permit participants to earn total compensation potentially in excess of the fiftieth percentile when compared to comparable employees in comparable companies as a result of excellent performance, the Key Employee Plan establishes a maximum amount that can be paid to any participant under the non-discretionary portions of the Key Employee Plan to attempt to avoid excessive awards. The Key Employee Plan also can result in total compensation at or less than the fiftieth percentile if performance is not excellent. No payments will be made under the Key Employee Plan unless the Company is profitable after the payments. There is no obligation to pay out either the discretionary portion of the bonus pool or any remaining balance if the total of all bonuses distributed is less than the total bonus pool; disposition of such amounts will be determined by the Compensation Committee.

     Stock Options. Stock option grants are designed to create continued and long-term incentives for executives and employees to attempt to increase equity values consistent with the expectations and interests of public shareholders. All stock option awards are granted under the Company's Incentive Stock Option Plan. The exercise price of all options so granted is the market price or higher on the date of grant, with options generally vesting annually in equal amounts over three years. The amount of grants attempt to place recipients in approximately the fiftieth percentile (50%) percentile when compared to comparable employees in comparable companies for long-term compensation. Recipients benefit only if the stock price rises after the date of grant and after the options vest.

     Chief Executive Officer Compensation. Dr. Raymond E. Jaeger served as Chief Executive Officer until April 13, 1998 when Mr. Charles B. Harrison assumed that position.

     As described above, Dr. Jaeger had two different employment agreements with the Company during 1998. Under the Restated Employment Agreement Dr. Jaeger was eligible to participate in the Company's Employee Profit Sharing Plan and was eligible for a target bonus of 25% of his base salary under the Company's Key Employee Incentive Plan, to be awarded at the discretion of the Board of Directors based upon his performance during 1998. Thereafter, Dr. Jaeger is not eligible to participate in either of these two plans.

     Mr. Harrison became Chief Executive Officer on April 13, 1998 and served in that capacity through year-end (and currently) in accordance with an employment agreement described above. While Mr. Harrison's employment agreement provides for an annual salary currently equal to $250,000, with future increases as determined by the Board of Directors, during the second half of 1998, Mr. Harrison voluntarily reduced his salary by 10%, to $225,000 as part of the Company's cost control initiatives.

     In determining Chief Executive Officer compensation for 1998, the Compensation and Incentive Stock Option Committee determined that the Company's performance was below expectations and awarded no bonus or other incentive compensation to either Dr. Jaeger or Mr. Harrison.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to its chief executive officer and its four other most highly compensated executives. It is unlikely, at this point in the Company's history, that the Company will pay executive compensation that might not be deductible under that Section. Nevertheless, the Company continues to review this matter and whenever it is advisable will take whatever steps it deems necessary in this regard.

                           Richard M. Donofrio, Chair
                                Paul D. Lazay
                                Ira S. Nordlicht
                                Lily K. Lai
                                Robert A. Schmitz

STOCKHOLDER RETURN

     In the graph set forth below, the yearly change for the last five fiscal years in the Company's cumulative total stockholder return on its Common Stock is compared with the cumulative total return as shown in the Russell 2000 index, and in an index of peer issuers selected by the Company.(1)

                     COMPARATIVE FIVE-YEAR TOTAL RETURN(2)

                    SPECTRAN CORP., RUSSELL 2000, PEER GROUP
                     (PERFORMANCE RESULTS THROUGH 12/31/98)

                                                          SPTR                       RUSSELL                   PEER GROUP
                                                          ----                       -------                   ----------
'1993'                                                   100.00                      100.00                      100.00
'1994'                                                    41.49                       98.18                      130.95
'1995'                                                    46.81                      126.10                      137.59
'1996'                                                   185.11                      146.90                      147.28
'1997'                                                    81.92                      179.75                      125.22
'1998'                                                    35.11                      175.17                      119.57

Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in the Company's Common Stock, RUSSELL 2000, and Peer Group.
---------------

(1) The peer group selected by the Company includes the following companies engaged in the sale of optical fiber or related products: ADC
    Telecommunications, Corning Incorporated, FiberCore, Inc., Galileo Electro-Optics, Hitachi, Ltd., OptelCom, Optical Cable Company and Ortel Corporation.

(2) Cumulative total return assumes reinvestment of dividends.

                    AMENDMENT TO INCENTIVE STOCK OPTION PLAN

     As of April 9, 1999, the Company had only 79,596 shares available for granting options under its 1991 Incentive Stock Option Plan (the "Plan"), described below, to new and existing employees and outside directors (53,596 to employees and 26,000 to outside directors). The Company has historically used options to attract new highly qualified personnel and to continue to retain its key employees. At the Annual Meeting, the holders of Common Stock of the Company will be asked to approve an amendment to the Plan to increase the number of shares of Common Stock reserved for issuance under the Plan by 345,000. All of those shares may be made available for incentive stock options for employees or for nonqualified options as determined by the Compensation and Incentive Stock Option Committee with no more than 40,000 shares being made available to outside directors. As of April 9, 1999, the Company had subject to option 1,016,684 shares of Common

Stock under the Plan (953,864 to employees and 63,000 to outside directors) at an average per share exercise price of $10.71 and an additional 7,636 shares of Common Stock (all to employees) at an average per share exercise price of $3.38 under its prior incentive stock option plan (the "Old Plan"), which the Plan replaced and superseded in 1991 (see below). The options for 1,024,320 shares already granted under the Plan and the Old Plan combined with the 79,596 shares currently available for options under the 1991 Plan and the additional 345,000 shares proposed above will total 1,448,916 shares either already subject to option under the Plan or the Old Plan or available for options as described above. These numbers do not include 104,379 shares previously reserved for issuance under the Plan which have been issued upon the exercise of options granted thereunder. The favorable vote of the holders of a majority of the shares of Common Stock, represented in person or by Proxy at the meeting, will be required for such approval. The increase in the number of shares of Common Stock issuable will enable the Company to attract new highly qualified personnel and to continue to compensate key employees by the grant of stock options.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE
            AMENDMENT TO THE COMPANY'S INCENTIVE STOCK OPTION PLAN.

INCENTIVE STOCK OPTION PLAN

     Under the Company's 1991 Incentive Stock Option Plan, as amended (the "Plan"), options to purchase up to 1,200,490 shares of Common Stock may be granted to key employees of the Company who are deemed to be significant contributors to the Company's operations or to directors who are not full-time employees of the Company or any subsidiary ("outside directors"). Of these shares, no more than 89,000 may be issued as nonqualified options. The Compensation and Incentive Stock Option Committee (the "CISOC") of the Board of Directors, which, except as described below with respect to grants to outside directors, administers the Plan, is composed of Mr. Donofrio, Chair of the Committee, Mr. Nordlicht, Dr. Lazay, Dr. Lai, and Mr. Schmitz. The award of an option, when made by the CISOC, is made based in each case on an evaluation of an employee's past or potential contribution to the Company. Approximately 67 employees of the Company and its subsidiaries are currently eligible to participate in the Plan.

     The stock options granted to key employees by the CISOC under the Plan may be either incentive stock options conforming to the provisions of Section 422 of the Internal Revenue Code, or nonqualified options. However, to the extent that the aggregate fair market value (determined at the time an option is granted) of stock with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year exceeds $100,000, such options shall be treated as non-qualified options. The stock options to be granted to outside directors must be nonqualified options.

     With respect to options granted to key employees, the purchase price for shares under each option (incentive or nonqualified) is determined by the CISOC, but will not be less than 100% of the fair market value of the stock on the date of the grant. Such options become exercisable in the manner determined by the CISOC, or, if no schedule for exercise is established, in three equal annual installments, beginning one year after the date of grant and continuing in effect for ten years. If an employee, at the time the option is granted, owns more than 10% of the Company's voting stock, the option price for incentive stock options will be not less than 110% of the fair market value of the Common Stock on the date of grant, and the option will continue in effect for not more than five years.

     Exercisable options may be exercised at any time an optionee is continuously employed by the Company and for three months after termination of employment (unless employment is terminated for cause involving personal misconduct in the judgement of the CISOC). No options may be granted under the Plan after ten years from the effective date of the Plan. With respect to all options which may granted under the Plan, upon exercise of an option, the exercise price must be paid in full either in cash or in shares of Common Stock of the Company. Options are nontransferable, except by will or by the laws of descent and distribution.

     Each outside member of the Board of Directors on May 21, 1991 was automatically granted a nonqualified option to purchase 5,000 shares at a per share purchase price equal to the fair market value of the stock on that day. Each person who subsequently becomes an outside member of the Board of Directors, without any action of the CISOC, shall receive an initial grant of a nonqualified option at the fair market value of the stock on the date the option is granted to purchase 5,000 shares on the last business day in the year in which the outside director was elected a director by the stockholders for the first time. Each such nonqualified option for 5,000 shares becomes exercisable one year after the date of grant, and continues in effect for ten years. In addition, on the last business day of December in each year, each outside director then in office is to be granted, without any action by the CISOC, a nonqualified option to purchase 1,000 shares. Such nonqualified options to purchase 1,000 shares become exercisable in three equal annual installments, beginning one year after the date of grant and continue in effect for ten years. All options granted to an outside director become exercisable when such director ceases to serve as a director for any reason, except termination for cause, as long as such director has then served as a director of the Company for two consecutive years, including, for this purpose, time served as a director before the adoption of the Plan.

     The Plan replaced the Company's prior incentive stock option plan (the "Old Plan") under which options could no longer be granted after November 11, 1991. As of April 9, 1999, options to purchase 7,636 shares remained outstanding under the Old Plan at an average per share price of $3.38, and options to purchase 1,016,684 shares were outstanding under the Plan at an average per share price of $10.71. As of April 9, 1999, 79,596 shares remained available for grant under the Plan. As of April 9, 1999, the market value of a share underlying an option granted under the Plan was $3.50, and the aggregate market value of all shares reserved for the Plan was $3,836,980 on that date. The number of options to be granted in 1999 and the value of such options are indeterminable at this time. The Plan may be amended from time to time by the Board of Directors, subject to the approval of the stockholders for certain types of amendments.

FEDERAL TAX CONSEQUENCES

     The following discussion is a summary of the major Federal income tax consequences of the Plan. An employee generally will not recognize taxable income upon the grant or exercise of an incentive stock option. (The employee may, however, be subject to an alternative minimum tax upon exercise of the option.) When shares purchased for cash pursuant to the exercise of an incentive stock option are sold, and the employee has held the shares for more than one year from the date the shares were transferred to the employee and two years from the date on which the incentive stock option was granted, the employee will recognize capital gain (or loss) equal to the difference between the amount realized on the disposition of the shares and the option price.

     If the employee disposes of any of the shares before the end of the one-year and two-year periods described above, the employee generally has made a "disqualifying disposition" with respect to those shares. In the event of a "disqualifying disposition", the employee generally will recognize ordinary income in the year of the "disqualifying disposition" equal to the excess of the fair market value of the shares on the date of exercise over the option price. Any additional gain resulting from such disposition will be treated as capital gain to the employee. If, however, the amount realized in the "disqualifying disposition" of the shares is less than the fair market value of the shares on the date of exercise and if such disposition is a sale or exchange in which a loss (if sustained) would be recognized, the ordinary income recognized upon disposition will not exceed the excess (if any) of the amount realized in the disposition over the option price. If a "disqualifying disposition" is made by an employee who is subject to Section 16(b) of the Securities Exchange Act of 1934 ("Section 16(b)"), special rules may apply to the computation of gain or loss resulting from such disposition.

     If shares of Company stock are surrendered in full payment of the option price under an incentive stock option, the employee generally will not recognize taxable income on the exchange and all of the shares transferred to the employee will be subject to both the one-year and two-year periods described in the preceding paragraphs. Special rules may apply, however, in determining an employee's gain or loss from later dispositions of the shares received, including "disqualifying dispositions".

     The Company will not be entitled to any deduction on the grant or exercise of an incentive stock option. However, the Company generally will be entitled to a Federal income tax deduction equal to the amount included by an employee for tax purposes as ordinary income in connection with a "disqualifying disposition" of incentive stock option shares, provided that such amount qualifies as an ordinary and necessary business expense of the Company. Any deduction will be available to the Company for its taxable year corresponding to the year in which the employee includes ordinary income from the "disqualifying disposition". The employee will be deemed to have included an amount as part of income for tax purposes if the Company has timely complied with any applicable tax reporting requirements with respect to that income.

     No income will be recognized by an optionee at the time a nonqualified option is granted by the Company. Upon the exercise of a nonqualified option, the optionee generally will recognize ordinary income equal to the excess of the fair market value of the shares purchased (as of the exercise date) over the option price. However, for optionees who are subject to Section 16(b), special rules may apply to the computation and timing of income resulting from the exercise of a nonqualified option.

     If shares of Company stock are surrendered in full payment of the option price under a nonqualified option, the optionee will not recognize income upon such exercise to the extent that the optionee receives shares that are equal in number to the shares surrendered. To the extent that the optionee receives shares in excess of the number of shares surrendered (the "additional shares"), the optionee will recognize ordinary income in the year of exercise equal to the fair market value of the additional shares, determined as of the date of exercise. If, however, the optionee is subject to Section 16(b), special rules may apply to the computation and timing of income resulting from the exercise of a nonqualified option.

     If an optionee disposes of shares acquired by the exercise of a nonqualified option, the optionee will recognize capital gain (or, under certain conditions, capital loss) in the year of such disposition equal to the difference between any amount realized on the disposition and the optionee's tax basis in the shares (the optionees tax basis generally being the sum of the option price plus the income recognized upon exercise of the option).

     The Company generally will be entitled to a Federal income tax deduction equal to the amount included by an optionee for tax purposes as ordinary income in connection with the exercise of a nonqualified stock option, provided that such amount qualifies as an ordinary and necessary business expense of the Company. Any deduction will be available to the Company for its taxable year corresponding to the year in which the optionee includes ordinary income from the exercise. The optionee will be deemed to have included an amount as part of income for tax purposes if the Company has timely complied with any applicable tax reporting requirements with respect to that income.

MATERIAL CHANGES RESULTING FROM THE PROPOSED AMENDMENT

     As of April 9, 1999, a total of 1,096,280 shares were reserved for issuance under the Company's 1991 Incentive Stock Option Plan. Of those shares, options for 953,684 shares have been granted to employees and options for 63,000 shares have been granted to outside directors. In addition, 104,379 shares previously reserved for issuance under the Plan were issued upon the exercise of options granted thereunder. Accordingly, there remains available for new options only 79,596 shares, of which 53,596 are reserved for employees and 26,000 shares are reserved for outside directors. If the proposed amendment to the Plan is approved, the total number of shares reserved under the Plan will be increased from 1,200,490 to 1,545,490. The total number of shares available for new options will increase from 79,596 to 424,596, of which 358,596 will be reserved for employees and 66,000 will be reserved for outside directors. Adoption of the proposed amendment will assist the Company in its efforts to attract new highly qualified personnel and to continue to retain its key employees by the grant of stock options.

     If the amendment to the Plan is approved by the stockholders, the first sentence of paragraph 3 of the Plan will be deleted and replaced with the following: "Subject to the provisions of paragraph 12 hereof, the number of shares of the Company's Common Stock of the par value of $.10 per share which may be issued and sold under the Plan will not exceed 1,545,490 shares, of which no more than 129,000 shares may be issued pursuant to paragraph 4.2 hereof".

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE
        PROPOSED AMENDMENT TO THE COMPANY'S INCENTIVE STOCK OPTION PLAN.

                   RATIFICATION OF APPOINTMENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

     Subject to ratification by the stockholders, the Board of Directors has appointed KPMG Peat Marwick, LLP, as independent certified public accountants for the Company for the year ending December 31, 1999. Management will present to the Annual Meeting a proposal that such appointment be ratified. The favorable vote of the holders of a majority of the shares of Common Stock, represented in person or by Proxy at the meeting, will be required for such ratification. A representative of KPMG Peat Marwick, LLP will attend the meeting with the opportunity to make a statement if he desires to do so. That representative will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPOINTMENT OF
     KPMG PEAT MARWICK, LLP, AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC
                                  ACCOUNTANTS.

                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Stockholder proposals intended to be presented at the next annual meeting of stockholders must be received by the Company no later than December 28, 1999 in order to be included in the Company's Proxy Statement and form of Proxy relating to that meeting. Any such proposal should be communicated in writing to the Secretary of the Company, SpecTran Industrial Park, 50 Hall Road, Sturbridge, Massachusetts 01566. If a stockholder does not notify the Company by March 13, 2000 of a proposal, then the persons named as Proxies in the accompanying Proxy may use their discretionary voting authority if the proposal is raised at the meeting.

                                 OTHER MATTERS

     Management does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented, the persons named in the accompanying Proxy will have discretion to vote in accordance with their own judgment on such matters.

                                          By Order of the Board of Directors,

                                          George J. Roberts
                                          Secretary

April 27, 1999

PROXY

                              SPECTRAN CORPORATION

                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints each of Charles B. Harrison and George J. Roberts (with power to act without the other and each with full power to appoint his substitute) as the undersigned's Proxies to vote all shares of Common Stock of the undersigned in SPECTRAN CORPORATION (the "Company"), a Delaware corporation, which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at The Fairmont Copley Plaza Hotel, 138 St. James Avenue, Boston, Massachusetts, on May 28, 1999, at 10:00 a.m. (local time) or at any adjournments thereof as follows:


                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

x  PLEASE MARK YOUR
   VOTES AS IN THIS
   EXAMPLE



                     FOR all nominees listed at            WITHHOLD AUTHORITY
                      right (except as marked           to vote for all nominees
                         contrary to below)                 listed at right
1. Election of                                                                         NOMINEES: Dr. Lily K. Lai,
   Directors                    [   ]                             [    ]                         Ira S. Nordlicht
                                                                                                 Robert A. Schmitz

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below).

                                                       FOR     AGAINST   ABSTAIN
2. PROPOSAL TO RATIFY THE RESERVATION OF 345,000
   ADDITIONAL SHARES OF THE COMPANY'S AUTHORIZED       [ ]       [  ]      [  ]
   BUT UNISSUED SHARES FOR ISSUANCE UNDER THE
   COMPANY'S INCENTIVE STOCK OPTION PLAN.


3. PROPOSAL TO RATIFY SELECTION OF KPMG PEAT
   MARWICK, LLP AS INDEPENDENT CERTIFIED               [ ]       [  ]      [  ]
   PUBLIC ACCOUNTANTS FOR THE YEAR ENDING
   DECEMBER 31, 1999.

4. In their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

The shares of Common Stock represented by this Proxy will be voted in accordance with the foregoing instructions. IN THE ABSENCE OF ANY INSTRUCTIONS, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2 AND 3.

The undersigned hereby revokes any Proxy or Proxies to vote shares of Common Stock of the Company heretofore given by the undersigned.

Signature(s)____________________________________      DATE ____________ , 1999

Please date, sign exactly as your name appears on this Proxy, and promptly return in the enclosed envelope. When signing as guardian, executor, administrator, attorney, trustee, custodian, or in any other similar capacity, please give full title. If a corporation, sign in full corporate name by president or other authorized officer, giving his title, and affix corporate seal. If a partnership, sign in partnership name by authorized person. In the case of joint ownership, each joint owner must sign.